Exhibit 99.1

Signing Day Sports/U.S. Army Bowl Combines Provide Recruitment Opportunities, Draw Strong Participation

SCOTTSDALE, Ariz., April 17, 2025 – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform, today provided an in-season update on the 2025 Military Appreciation U.S. Army Bowl National Combine Series.

Since kicking off in February, Signing Day Sports has successfully hosted five combines in Atlanta, GA; Orlando, FL; Chicago, IL; Phoenix, AZ; and Jackson, MS. Nearly 1,000 high school football athletes have participated to date, underscoring the continued momentum and strong demand for recruiting exposure and student-athlete development opportunities.

In addition to the in-person events, Signing Day Sports has hosted weekly X Spaces Recruiting Webinars through its “Signing Day Sports Recruiting” series. These webinars serve as an extension of the Company’s digital engagement strategy and are designed to:

●	Highlight the top performers from each combine

●	Promote student-athletes who have been invited to the National Combine for each combine, set for December 2025

●	Help student-athletes gain national visibility and connect directly with college football programs

As part of its continued commitment to creating meaningful exposure and expanding collegiate opportunities for high school athletes, Signing Day Sports is proud to spotlight two remarkable individuals whose journeys embody the impact of its combines, Amiri Acker, and Cooper Crosby. These student-athletes arrived at their respective combines without a single scholarship offer. However, through their standout performances, the visibility gained from the Signing Day Sports platform, and strategic promotion across social media and national recruiting webinars, both have since attracted significant attention from college football programs across the country. Their success stories serve as powerful testaments to the reach and effectiveness of the Signing Day Sports model. Click their Signing Day Sports Profile link to watch them perform at the combine, just like college coaches.

●	Amiri Acker – Atlanta, GA Combine

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Click Link Below:

Signing Day Sports Profile

Scholarship Offers Gained: University of Kentucky; East Carolina University; Coastal Carolina University; University of Nevada, Las Vegas; University of Cincinnati; Liberty University, Georgia Southern University; United States Naval Academy; Troy University

●	Cooper Crosby – Jackson, MS Combine

●	Click Link Below: Signing Day Sports Profile Scholarship Offers Gained: University of Louisiana; University of Southern Mississippi; Arkansas State University; Southeastern Louisiana University

“These success stories are just two examples of what’s possible when we combine our technology, national platform, and strategic outreach,” said Jeff Hecklinski, President of Signing Day Sports. “Our combine series continues to be a powerful driver of exposure, helping student-athletes gain real offers and meaningful opportunities – many for the very first time. We are not just measuring success by attendance numbers, but by real outcomes – student-athletes getting recruited, building confidence, and being empowered to pursue their dreams at the next level.”

“The momentum we built in 2024 has carried strongly into 2025, and we are seeing that energy reflected in every city we visit. We are committed to supporting every student-athlete’s journey as we expand our national footprint and enhance the services we provide. With additional combines scheduled in Dallas, Dayton, and Denver – and more on the horizon – these events continue to serve as a vital pipeline to the Military Appreciation U.S. Army Bowl and National Combine. At the same time, our digital platform keeps student-athletes visible throughout the year by showcasing their verified performance data and providing direct access to college coaches nationwide. Ultimately, it is about opening doors and building a foundation for long-term success – for both the student-athletes and their families. As we scale our reach and deepen our impact, we believe these efforts will translate into sustained growth, brand strength, and long-term value for our stockholders.”

Signing Day Sports encourages all aspiring college athletes to take advantage of upcoming events to maximize their exposure and recruiting potential.

To learn more or to register for an upcoming combine, visit sdscombines.com.

Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning the Company or other matters and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com